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Exhibit 99.1

RENO, Nev., (July 12) Sierra Pacific Resources announced today that unanticipated second quarter fuel and purchased power costs for the company's two Nevada utility subsidiaries will likely exceed budgeted expenses by an estimated $70-80 million.

"Similar to other electric utilities in the West, we have confronted an unprecedented and extremely volatile energy market over the last several months," said Mark Ruelle, senior vice president, chief financial officer and treasurer for Sierra Pacific Resources. "As a result, we've been forced to pay significantly more for fuel and purchased power than we had budgeted at the same time that above-normal temperatures increased the demand for electricity, particularly in southern Nevada.

"We expect fuel and purchased power expenses to have a negative impact on second quarter earnings and an ongoing negative earnings impact for the remainder of the year," Ruelle added.

The Company has pending litigation which, in combination with future energy cost rate filings, would, if successful, mitigate the impact of these higher energy costs. Court hearings are scheduled to begin July 13. The company is currently involved in settlement discussions pertaining to these and other issues. The company cannot predict the outcome of such discussions.

Headquartered in Reno, Nev., Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Co., the electric utility for southern Nevada, and Sierra Pacific Power Co., the electric utility for most of northern Nevada and the Lake Tahoe area of California, and a natural gas and water distributor in the Reno - Sparks area. Other subsidiaries include the Tuscarora Gas Pipeline Co., which owns 50 percent interest in an interstate natural gas transmission partnership and Sierra Pacific Communications, a telecommunications company.